Exhibit 99.1

For Immediate Release

Contacts:	Steve Zaniboni	Robin Jackman, Ph.D.
	SEQUENOM, Inc.	SEQUENOM, Inc.
	Chief Financial Officer	V.P., Corporate Development
	(858) 202-9015	(858) 202-9185
	szaniboni@sequenom.com	rjackman@sequenom.com

SEQUENOM REPORTS FOURTH QUARTER AND YEAR-END FINANCIAL RESULTS

San Diego, Feb. 10, 2004—SEQUENOM, Inc. (Nasdaq: SQNM) today reported financial results for the fourth quarter and year ended December 31, 2003. SEQUENOM’s total consolidated revenues for the quarter were $8.0 million, compared to $7.7 million for the fourth quarter of 2002. Revenues for fiscal year 2003 were $30.3 million, compared to $30.9 million for the prior year.

Total costs and expenses for the quarter decreased to $18.2 million, compared to $53.9 million for the fourth quarter of 2002, which included $33.1 million of non-cash charges related to the impairment of goodwill and other long-lived assets. Total costs and expenses for fiscal year 2003 decreased to $69.3 million, compared to $123.3 million for the prior year.

Product revenues for the Genetic Systems business unit were $7.7 million for the quarter, compared to $7.2 million for the fourth quarter of 2002. Revenues for this unit were up 14 percent to $28.2 million for fiscal year 2003 from $24.8 million for fiscal year 2002. The operating loss for this unit improved to $15.2 million for fiscal year 2003, compared to $28.0 million for the prior year, as a result of increased revenues and lower operating expenses.

Revenues for the Pharmaceuticals business unit were $0.3 million for the quarter, resulting primarily from genetic services, compared to $0.5 million for the fourth quarter of 2002. Revenues for this unit were $2.1 million for fiscal year 2003, compared to $6.1 million for fiscal year 2002. The operating loss for this unit improved to $23.8 million for fiscal year 2003, compared to $64.5 million for the prior year, primarily due to the consolidation of the Company’s past acquisition-related sites.

The net loss for the quarter decreased to $10.0 million, or $0.25 per share, compared to $45.8 million, or $1.16 per share for the fourth quarter of 2002. The net loss for fiscal year 2003 decreased to $36.7 million, or $0.93 per share, compared to $205.7 million, or $5.39 per share for fiscal year 2002. The fiscal

SEQUENOM Reports Fourth Quarter and Year-End Financial Results

year 2002 net loss before the $116.9 million of non-cash charges related to the cumulative effect of the adoption of FAS 142 was $88.7 million, or $2.32 per share, which included $39.8 million of expenses in 2002 related to acquisitions and impairment of assets that are not considered a part of the Company’s recurring operational expenses. On December 31, 2003, the Company held cash, cash equivalents, short-term investments and restricted cash totaling $67.5 million.

“We are pleased with the consumables sales growth in our Genetic Systems business unit over the past year,” said Steve Zaniboni, SEQUENOM’s Chief Financial Officer. “Our consumables-based revenue for fiscal year 2003 exceeded $15 million, a 68 percent increase over 2002. Sales of our new products and applications, such as MassARRAY Quantitate Gene Expression in combination with our recently introduced MassARRAY Compact system, should drive additional hardware, software and consumables-based revenue going forward as our products now address larger segments of the laboratory and clinical research markets. In our Pharmaceuticals business unit we have completed our initial gene discovery goals and have begun related collaboration and licensing activities, commencing with Procter & Gamble Pharmaceuticals. We will continue to target major pharmaceutical, biotechnology and diagnostics companies for partnering opportunities in 2004.”

2003 Highlights—SEQUENOM Pharmaceuticals

•	Osteoporosis Collaboration with Procter & Gamble Pharmaceuticals. SEQUENOM licensed exclusive rights to its proprietary osteoporosis candidate genes to P&G Pharmaceuticals, who will conduct biological validation studies on these candidate genes using complex biological and animal models and potentially develop therapeutic products. In addition to royalties on therapeutic product sales, SEQUENOM is entitled to receive license and milestone payments that could potentially reach $30 million based on the successful clinical development and launch of new drugs for multiple targets. SEQUENOM retains diagnostic rights to the osteoporosis candidate genes and related targets.

•	Additional Agreements with Global Pharmaceutical Companies. SEQUENOM entered into a genetics discovery collaboration with Bristol-Myers Squibb, as well as early-stage genetic service agreements with Eli Lilly, Pfizer and an additional undisclosed global pharmaceutical company.

•	Novel Genetic Risk Markers for Breast Cancer. SEQUENOM identified five genetic markers for genes that are associated with susceptibility to breast cancer in multiple research populations.

•	Novel Candidate Genes for Diabetes. SEQUENOM reported the results from its discovery genetics program in type II diabetes, including extensive data on FOXA2 (HNF3B), one of eight novel high-confidence diabetes genes that the Company identified in its study.

SEQUENOM Reports Fourth Quarter and Year-End Financial Results

•	Forward Integration into Drug Discovery. SEQUENOM initiated high throughput chemical screens for the Company’s proprietary genetic targets in search of chemical hits for development into small molecule drugs.

•	Completed 12 Scans of the Human Genome. SEQUENOM has identified candidate genes indicating association with breast cancer, lung cancer, prostate cancer, melanoma, schizophrenia, type II diabetes (adult-onset diabetes), obesity, dyslipidemia (HDL-cholesterol), hypertension, osteoarthritis and osteoporosis.

2003 Highlights—SEQUENOM Genetic Systems

•	MassARRAY Compact System Launch. SEQUENOM’s new benchtop system makes precision DNA analysis technology affordable for a broader market. The Company established MassARRAY Compact system reference sites at The Institute for Genomic Research (TIGR) and the University of Manchester, U.K.

•	Gene Expression Analysis Application Launch. SEQUENOM launched the MassARRAY Quantitate Gene Expression application. The Company entered into agreements with TIGR and the University of Michigan for this application.

•	Expanded Intellectual Property Portfolio. SEQUENOM strengthened its proprietary position for its MassARRAY products and their use by obtaining a core DNA analysis technology patent in Europe. The Company also acquired rights to an extensive portfolio of DNA chemical cleavage patent interests.

•	Increased System Throughput and Capacity. SEQUENOM launched a new method for increasing the multiplex levels for High-Performance Genotyping. This method allows customers to analyze up to 15 SNPs or to simultaneously quantify a SNP in 500 samples in an individual reaction.

•	Developed Long-Range Haplotyping Application. SEQUENOM’s method for long-range haplotyping was published in the Proceedings of the National Academy of Sciences (PNAS). This application addresses market demand for reliable haplotyping technology.

Web Cast of Conference Call

SEQUENOM’s management will hold a conference call today at 4:30 p.m. EST to discuss the Company’s fourth quarter and year-end results, as well as milestones and guidance for fiscal year 2004. A live web cast is available at http://www.firstcallevents.com/service/ajwz398843923gf12.html and through a link that is posted on the Company’s web site at www.sequenom.com. The web cast will be available online

SEQUENOM Reports Fourth Quarter and Year-End Financial Results

through February 16, 2004. A telephone replay of the conference call also will be available for 48 hours at (800) 642-1687 or (706) 645-9291, reservation # 5389947.

About SEQUENOM

SEQUENOM is a genetics company organized into two distinct business units: SEQUENOM Genetic Systems and SEQUENOM Pharmaceuticals. The Company has created high-performance DNA analysis technology and a platform that efficiently and precisely measures genetic variation. Both business units capitalize on this platform together with the Company’s detailed knowledge of specific genetic variations in humans. SEQUENOM Genetic Systems is dedicated to the sales and support of the Company’s platform, called the MassARRAY system, and to the continued expansion of DNA analysis applications for use with this system. SEQUENOM Pharmaceuticals uses MassARRAY technology and the Company’s extensive collections of DNA samples from diseased and healthy individuals to conduct large-scale human genetics studies to systematically identify disease-related genes that affect the health of significant portions of the general population. The information from these studies is used for diagnostic and drug target identification followed by functional testing. The ultimate goals of the Pharmaceuticals business unit are diagnostic and therapeutic product development and commercialization.

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SEQUENOM® and MassARRAY™ are trademarks of SEQUENOM, Inc.

Except for the historical information contained herein, the matters set forth in this press release including statements regarding potential license and milestone payments, candidate genes, and targets, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with diagnostic and therapeutic product development and commercialization, reliance upon collaborative partners, SEQUENOM’s technologies, and other risks detailed from time to time in SEQUENOM’s SEC reports, including SEQUENOM’s Annual Report on Form 10-K for the year ended December 31, 2002, and its most recently filed quarterly report. These forward-looking statements are based on current information that is likely to change and speak only as of the date hereof.

SEQUENOM, Inc.

Condensed Consolidated Financial Statements

(in thousands, except per share data)

Consolidated Summary of Operations

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2003	2002	2003	2002
	(Unaudited)
Revenues:
Product related	$7,787	$7,308	$28,334	$24,868
Services	212	201	1,596	5,646
Research	—	187	322	371
Total revenues	$7,999	7,696	$30,252	30,885
Costs and expenses:
Cost of product & service revenue	4,648	4,264	17,089	17,474
Research and development expenses	7,023	8,086	25,425	33,451
Selling, general and administrative expenses	5,630	7,430	23,125	28,464
In-process R&D	—	—	—	3,668
Impairment of assets and goodwill	—	33,126	—	33,126
Integration costs	—	—	—	3,000
Amortization of acquired intangibles	857	919	3,434	3,734
Amortization of deferred compensation	38	59	187	418
Total costs and expenses	18,196	53,884	69,260	123,335
Operating loss	(10,197)	(46,188)	(39,008)	(92,450)
Net interest income	89	421	951	3,457
Other income (expense), net	(166)	(361)	139	(1,063)
Loss before income taxes and cumulative effect of accounting change	(10,274)	(46,128)	(37,918)	(90,056)
Deferred income tax benefit	292	327	1,237	1,309
Net loss before cumulative effect of accounting change	(9,982)	(45,801)	(36,681)	(88,747)
Cumulative effect of accounting change	—	—	—	(116,947)
Net loss	$(9,982)	$(45,801)	$(36,681)	$(205,694)
Net loss per share, basic and diluted:
Before cumulative effect of accounting change	$(0.25)	$(1.16)	$(0.93)	$(2.32)
Cumulative effect of accounting change	—	—	—	$(3.07)
Net loss per share, basic and diluted	$(0.25)	$(1.16)	$(0.93)	$(5.39)
Weighted average of shares outstanding, basic and diluted	39,534,027	39,396,480	39,486,737	38,149,692

Consolidated Balance Sheet Information

	December 31,
	2003	2002
Assets:
Cash, cash equivalents, short-term investments and restricted cash	$67,454	$102,550
Property, equipment and leasehold improvements, net	9,838	15,926
Other assets, including intangibles	27,644	34,132

Total assets	$104,936	$152,608

Liabilities and Stockholders’ Equity:
Deferred revenue	2,576	3,840
Other liabilities	30,345	40,519
Stockholders’ equity	72,015	108,249

Total liabilities and stockholders’ equity	$104,936	$152,608